SCHEDULE A

2019 Bonus Milestones:

Per Annum Salary: $287,500

Bonus: $57,500 or up to 20% (the "Bonus Percentage") of Per Annum Salary based upon the satisfaction of certain performance goals.

Maximum Bonus Opportunity: $57,500

- $5,750 in the event that (i) on or after April 25, 2019, the Company receives net proceeds of at least $10,000,000 pursuant to one or more equity financings (including pursuant to the conversion into equity of proceeds received on or after April 25, 2019 from one or more debt financings) (the "Equity Financing") and (ii) the Board of Directors of the Company approves the initiation of a Phase 2 clinical trial with regard to BRTX-100 (the "Clinical Trial Approval");
- $21,955 in the event the Company completes its clean room certification and enters into an agreement with a third party to provide cell manufacturing services that leads to revenues;
- $15,682 in the event the Company receives written approval to receive one or more grants, for an aggregate amount of at least $225,000, for research related to the Company's brtxDISC Program or ThermoStem Program;
- $4,704 in the event the Company has an article published by a peer-reviewed journal with regard to its brtxDISC Program or ThermoStem Program;
- $9,409 in the event the Company completes animal experiments demonstrating the therapeutic use of the Company's allogeneic off-the-shelf program.

It is understood and agreed that each of the foregoing milestones must be achieved by December 31, 2019 in order for the Executive to be entitled to receive the particular Bonus amount. In addition, the Executive must have remained continuously employed with the Company through the date on which a particular milestone is satisfied in order for the Executive to be entitled to receive the particular Bonus amount. The Executive acknowledges and agrees that the Company shall be under no obligation to approve the pursuit of, or pursue, any of the milestones set forth above. Any issue as to whether any of the foregoing milestones have been satisfied shall be determined by the Company in its sole discretion.

It is understood and agreed that, even if one or more of the foregoing milestones are satisfied, the Company shall be under no obligation to pay any or all of the Bonus amount unless the Equity Financing and the Clinical Trial Approval shall have occurred by December 31, 2019.

BioRestorative Therapies, Inc.
40 Marcus Drive, Suite One
Melville, New York 11747

April 25, 2019

Mr. Francisco Silva
c/o BioRestorative Therapies, Inc.
40 Marcus Drive, Suite One
Melville, New York 11747

Dear Mr. Silva:

Reference is made to the Executive Employment Agreement, dated as of May 10, 2011, between BioRestorative Therapies, Inc. (the "Company") and you (the "Executive"), as amended (the "Employment Agreement"). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

Pursuant to the Employment Agreement, the Executive is entitled to receive an annual bonus of up to 20% of his Per Annum Salary based upon the satisfaction of certain performance goals.

The parties agree that performance goals for the year ended December 31, 2018 were satisfied with regard to the payment of an aggregate bonus for such year of $23,000. The parties agree further that the performance goals for the year ending December 31, 2019, and the bonus amount payable with respect thereto, are as set forth on Schedule A attached hereto.

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:

Mark Weinreb, Chief Executive Officer

Agreed:

Francisco Silva